Cardio Derma Clinical Partners Agreement

This Agreement is made as of July 10, 2008 by and between CardioVascular BioTherapeutics, Inc., a Delaware corporation (“CVBT”) and Frey Living Trust and any individual or entity existing or formed for this Agreement (“Sponsor”) with reference to the following:

RECITALS

A. CVBT is a biopharmaceutical company in the process of developing drugs utilizing formulations of human FGF-1 for cardiovascular diseases characterized by inadequate blood flow to a tissue or organ.

B. CVBT has obtained or will soon obtain authorization from the U.S. Food and Drug Administration (“FDA”) to commence a Phase Ib/II clinical trial for its wound healing drug candidate CVBT-141B (the “Drug”).

C. Sponsor wishes to form a limited partnership in order to fund the further research required to bring the Drug through all or a portion of its Phase Ib/II clinical trial. The R&D Partnership will be named Cardio Derma Clinical Partners (“CDCP”).

D. CVBT is willing to enter into a contract with the CDCP to conduct and/or manage the further research required to bring the Drug through all or a portion of its Phase Ib/II clinical trial.

AGREEMENT

THEREFORE, in consideration of the promises and the mutual covenants contained herein and for valuable consideration the sufficiency of which is acknowledged, the parties agree as follows:

1. Formation and Funding of the R&D Partnership. Either directly or through an investment vehicle controlled by Sponsor, on or before July 10, 2008, Sponsor agrees to form and act as the general partner of CDCP. In that regard, Sponsor agrees to commit up to $1,000,000 USD (One Million US Dollars) to the funding of CDCP and to raise on a best efforts basis up to an additional $4,000,000 USD (Four Million US Dollars) from sophisticated, accredited investors. Sponsor agrees that, unless the funding requirement of section 2(a) below is extended by CVBT, all funding will be completed by August 15, 2008 with an interim closing on July 25, 2008. CVBT will have no responsibility for the formation, management, funding or operation of CDCP. Frey Living Trust shall be the main point of contact with whom CVBT shall work when interacting with CDCP unless Sponsor designates in writing a party other than Sponsor.

2. Development Contract

(a) Investment. Sponsor agrees that it will cause CDCP to enter into development and licensing agreements with CVBT, containing customary provisions, for the purpose of conducting all or a portion of the further research necessary to develop the Drug into a marketable product. Sponsor will cause CDCP to commit a minimum of $1,000,000 USD (One Million US Dollars) and up to $5,000,000 USD (Five Million US Dollars) toward such research and development effort described in the development agreement all of which shall be paid to CVBT on or before August 15, 2008 with an interim closing on July 25, 2008, unless extended by CVBT.

(b) No Liability If Not Successful. If development of the Drug is not successful, CVBT will owe nothing to the Sponsor or CDCP.

(c) Economic Benefit to the R&D Partnership. CDCP will receive from CVBT the right to a royalty if revenues or other forms of economic benefit are derived from the Drug, and CDCP will receive the right to acquire warrants to purchase CVBT’s common stock.

(i) Royalty. CDCP shall have and is herby granted irrevocably a right to participate in all future revenues of the CVBT wound healing drug, whether from partnering, licensing or from sales once the Drug is approved by the regulatory authorities. CDCP shall receive 10% of all monies CVBT collects for the wound healing drug, until the partnership has received a cumulative total of 10 times the original contracted sum as defined in the development agreement. Royalty payments will be paid from CVBT to CDCP on a quarterly basis as provided for in the development and/or licensing agreements.

(ii) Warrants. The partnership CDCP shall also be granted and receive a 5 year warrant to buy 500,000 shares of CVBT common stock for $1.00 per share for its original one million dollar clinical contract. For any additional sums above the original One Million USD the partnership shall get an additional 5 year warrant for 50,000 common shares with an exercise price of $1.00 for each additional $100,000 USD contracted for and paid to CVBT before August 15, 2008.

(d)  Montano Put. Separate from CVBT and as an additional inducement to enter into the development and licensing agreements, Mr. Montano will provide to each and every partner of CDCP, a personal guarantee that Mr. Daniel C. Montano will from the 37th month of their investment, until the 60th month, if requested, purchase the partner’s investment in the CDCP for their original capital contribution plus 100%; less any money already paid to the partner. Once the CDCP pays out to its partners an amount equal to 200% of the amount of the development agreement funding, without regard to the source of the money, or, the payment by CVBT of 200% of the amount funded in the development agreement is paid to CDCP, Mr. Montano’s “Put” automatically terminates.

3. Ownership of the Drug and Intellectual Property Rights. At all times during the course of development pursuant to the development and licensing agreements and this Agreement, the Drug and all intellectual property rights related thereto shall be owned by CVBT unless provided otherwise by the provisions of the development and/or licensing agreements. Nothing in this Agreement shall be construed to create any license or transfer any intellectual property rights to any party.

4. Miscellaneous.

(a) Except for the development and licensing agreements, the warrants (2(c)(ii)) and the Montano Put (2(d)) referenced in Section 2 hereof, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

(b) This Agreement shall be governed by the laws of the State of Nevada, without regard to its conflicts of law rules with exclusive venue in the state and federal courts within the District of Nevada.

(c) This Agreement will terminate automatically and be of no further force or effect if (i) CDCP is not formed on or before July 9, 2008 and (ii) the development agreement referenced in Section 2 hereof has not been entered into by CVBT and the Sponsor on behalf of CDCP on or before July 11, 2008.

(d) Sponsor understands and acknowledges that CVBT is a publicly traded company, and as such, CVBT will be required to report the terms of this Agreement, and the development agreement, pursuant to its reporting obligations under the Securities Exchange Act of 1934, as amended. Sponsor also acknowledges that CVBT plans to make a press release about this Agreement and the development agreement. Copies of both will be provided to the Sponsor.

(e) Time is of the essence in this Agreement.

(f) This Agreement may be executed in person or by PDF email file or facsimile and in one or more counterparts, all of which together shall constitute one original document for all legal purposes.

(g) If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, then such provision shall be disregarded and the remaining provisions of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.		FREY LIVING TRUST

By	/s/ Mickael A. Flaa	By	/s/ Philip Frey Jr.

Name	Mickael A. Flaa	Name	Philip Frey Jr.
Title	Chief Financial Officer	Title	Trustee
	(“CVBT”)		(“Sponsor”)

DANIEL C. MONTANO AS AN INDIVIDUAL

By	/s/ Daniel C. Montano

In his capacity as an individual and being bound hereby only with respect to Sections 2(d) and 4